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                                                                   EXHIBIT 99.11

                              Arthur Andersen LLP


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Goldman Sachs Money Market Trust:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our reports dated February 10, 1995 for the Goldman Sachs Money Market Trust Financial Square Funds (which includes, Prime Obligations Fund, Money Market Fund, Treasury Obligations Fund, Government Fund and Tax-Free Money Market Fund) and to all references to our firm included in or made a part of Post-Effective Amendment No. 51 and Amendment No. 35 to Registration Statement File Nos. 2-54809 and 811-2598 respectively.


                                                 /s/ Arthur Andersen LLP
                                                     ARTHUR ANDERSEN LLP



Boston, Massachusetts
October 13, 1995